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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
September 25, 1998

Contact:   Pamela S. Dietze
           Investor Relations Coordinator
           Applied Analytical Industries, Inc.
           (910) 392-1606


AAI Estimates Revenues and Income


WILMINGTON, NC -- Applied Analytical Industries, Inc. (NASDAQ: AAII) announced that it currently estimates revenues and net income per share for the third quarter of 1998 to be approximately $20 million and $.09, respectively, which are in-line with analysts' estimates. In addition, the company announced that, based upon the continuation of current trends, it currently estimates that for 1998 revenues and net income per share will be approximately $80 million and $.35, respectively, and for 1999, revenues will be approximately $100 million and net income should be in line with current analysts' estimates.

"We are pleased with our growth quarter by quarter this year, both in terms of revenues and earnings," said Dr. Frederick Sancilio, CEO of AAI. "The company's core businesses remain strong. We continue to expect that our investments in new products will begin to achieve substantial returns in 1999 and thereafter."

AAI is a leading contract research and development organization (CRO), providing pharmaceutical product development and support services to the worldwide pharmaceutical and biotechnology industries. The company offers seamless outsourcing as well as an integrated broad spectrum of pharmaceutical services, both clinical and non-clinical. Additionally, AAI leverages drug development expertise to generate licensing and royalty revenues by licensing internally developed drugs and drug technologies to pharmaceutical client companies worldwide.

Information in the press release may contain certain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: the ability of acquired businesses to be integrated with AAI's operations; the company's dependence on continued strict government regulation of the drug development process; the company's dependence on research and development expenditures and production-related compliance testing expenditures by the pharmaceutical and biotechnology industries (and the consequent risk that a general economic decline in these industries or any reduction in the outsourcing of research, development and testing activities within these industries could adversely affect the company's business); fluctuation in the company's quarterly results due to a number of factors, including without limitation, the commencement, completion or cancellation of large contracts, progress of ongoing contracts, achieving expected levels of licensing and royalty revenues, potential acquisitions, the timing of start-up expenses for new facilities and changes in the mix of services; the ability to acquire and maintain large client contracts; the ability to hire and retain qualified employees; the reliance on certain key executive officers; and other items that may cause the actual results to differ materially, which may be discussed in the company's recent Form 10-K and Form 10-Q, its registration statement on Form S-3, and other filings with the Securities and Exchange Commission.

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